Exhibit 4.1

NON-PLAN EMPLOYEE OPTION AWARD AGREEMENT

MILLER PETROLEUM, INC.

3651 Baker Highway

Huntsville, TN  37756

[DATE]

_____________________________

Name

_____________________________

Address

_____________________________

City, State, Zip

Re:       Stock Option

Dear ____________:

We are pleased to advise you that, on ____________(grant date), the Board of Directors of Miller Petroleum, Inc. authorized the Award to you of an option to purchase _______(number of) shares of our common stock, par value $0.0001 per share (the “Option”), upon the following terms and conditions:

1.          The Option is a non-qualified stock option.

2.          The Option is exercisable commencing on ________ (vest date) and terminating at 5:00 pm New York time on ________________ (termination date).

3.          The price at which the Option may be exercised is _________ (price) per share.

4.          The Option is non-transferable and may be exercised, in whole or in part, during the exercise period, only by you, except that upon your death, the Option may be exercised strictly in accordance with the terms and conditions of the this Agreement.

5.          The exercise price and number of shares issuable upon exercise of the Option (the “Option Shares”) are subject to adjustment in the event of stock splits, dividends, reorganizations and similar corporate events.

6.          If, neither the Option nor the Option Shares have been registered under the Securities Act of 1933, as amended (the “Act”), and the Option Shares may not be sold, assigned, pledged, transferred or otherwise disposed of absent registration under the Act or the availability of an applicable exemption from registration. All certificates evidencing the Option Shares will contain a legend describing this restriction on resale of the Option Shares. There is no assurance that there will be a public market into which you may sell the Option Shares or that you will be able to sell your Option Shares at a profit or at all.

7.          In order to exercise the Option, you must provide us with written notice that you are exercising all or a portion of your Option. The written notice must specify the number of Option Shares that you are exercising your Option for, and must be accompanied by the exercise price described in paragraph 3, above. Your Option Shares will be issued to you within approximately one week following our receipt of your exercise notice and cleared funds evidencing the exercise price.

8.          No rights or privileges of a shareholder of the Company are conferred by reason of the grant of the Option to you. You will have no rights of a shareholder until you have delivered your exercise notice to us and we have received the exercise price of the Option in cleared funds.

You understand that this Agreement contains important information about your Option and your rights with respect to the Option. The Agreement includes terms relating to your right to exercise the Option; important restrictions on your ability to transfer the Option or Option Shares; provisions relating to adjustments in the number of Option Shares and the exercise price; and early termination of the Option following the occurrence of certain events; including the termination of your relationship with us. By signing below, you acknowledge your receipt of a copy of this Agreement. By acceptance of your Option, you agree to abide by the terms and conditions of this Agreement.

10.         The Option will become effective upon your acknowledgment of the terms and conditions of this Agreement and your delivery to us of a signed counterpart of this Agreement.

11.         This Agreement contains all of the terms and conditions of your Option and supersedes all prior agreements or understandings relating to your Option. Notwithstanding the foregoing, if your Option was awarded pursuant to the terms of an employment agreement between you and the Company, then those terms remain in full force and effect, and in the event of conflict between the terms of such employment agreement and this Agreement, the terms of the employment agreement shall control.  This Agreement shall be governed by the laws of the State of Tennessee without regard to the conflicts of law provisions thereof.

12.         This Agreement may not be amended orally.

Very truly yours,

__________________________

Paul W. Boyd, Chief Financial Officer

AGREED TO AND ACCEPTED THIS

_____ DAY OF ________ 2010

________________________________

Name

OPTION EXERCISE AGREEMENT

Dated:  ____________, 20____

To:  Chief Financial Officer, Secretary

The undersigned, pursuant to the provisions set forth in my Option Award Agreement dated ____________ (grant date), hereby agrees to purchase ________ shares of Common Stock covered by such Option, and makes payment herewith in full at _______ (price) per share in cash or by certified or official bank check or by wired funds in the amount of $_________.  Please issue a certificate or certificates for such shares of Common Stock in the name of and pay any cash for any fractional share to:

Name:	___________________________

Signature:	___________________________

Address:	___________________________

___________________________

Note:      The above signature should correspond exactly with the name on the face of the Option.

and, if the number of shares of Common Stock purchased shall not be all the shares purchasable under the Option, a new Option is to be issued in the name of the undersigned covering the balance of the shares purchasable thereunder less any fraction of a share paid in cash.